EXHIBIT 5.1

Northern Power Systems Corp.

29 Pitman Road

Barre, VT 05641

June 27, 2014

Securities and Exchange Commission

450 Fifth Street, NW

Washington, D.C. 20549

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

I am Vice President and General Counsel of Northern Power Systems Corp., a British Columbia corporation (the “Company”), and have assisted in the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), for registration under the Act of 4,000,000 of the Company’s common shares, no par value (the “Common Shares”) reserved for issuance under the Northern Power Systems Corp. 2014 Stock Option and Incentive Plan (the “Plan”). I have examined the proceedings taken and am familiar with the proceedings proposed to be taken by the Company in connection with the sale and issuance of the Company’s Common Shares under the Plan.

I am familiar with the Articles of the Company, as amended, the corporate minute books, and the Registration Statement. I also have examined such other documents, records and certificates and made such further investigation as I have deemed necessary for the purposes of this opinion and have assumed, without independent inquiry, the accuracy of these documents. In that examination, I have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed as copies, the authenticity and completeness of all original documents reviewed in original form and the legal competence of each individual executing such documents.

This opinion is solely limited to the Business Corporations Act of British Columbia, including the statutory provisions and reported judicial decisions interpreting these laws.

Based upon and subject to the foregoing, it is my opinion that, when issued and sold in the manner referred to in the Plan and pursuant to the agreement which accompanies the Plan, the Common Shares issued and sold thereby will be legally and validly issued, fully paid and non-assessable.

I consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of my name wherever appearing in the Registration Statement, including any Prospectus constituting a part thereof and any amendments thereto.

Very truly yours,

/s/ Elliot J. Mark

Elliot J. Mark, Esq.

Vice President and General Counsel